Exhibit 4.7

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT TO RIGHTS AGREEMENT (this “Amendment” ), dated as of August 7, 2008 (“Amendment Effective Date” ), is between AboveNet, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company (the “Rights Agent”).

A.  The Company previously entered into a Rights Agreement, dated as of August 3, 2006, with the Rights Agent (the “Rights Agreement”).

B.  The Company now wishes to amend the Rights Agreement as further set forth herein.

Accordingly, in consideration of the premises and the mutual agreements herein set forth, the Rights Agreement is hereby amended as of the Amendment Effective Date as follows:

1.                                       Section 1(a) of the Rights Agreement is amended and restated to read in its entirety as follows:

(a)   “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or that, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares then outstanding.  Notwithstanding the foregoing, (A) the term Acquiring Person shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit or compensation plan of the Company or any Subsidiary of the Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan of the Company or any Subsidiary of the Company, (v) any Person, together with all Affiliates and Associates of such Person, who is the Beneficial Owner of 15% or more of the Common Shares outstanding as of the date of this Agreement until such time after the date of this Agreement that such Person, together with all Affiliates and Associates of such Person, shall become the Beneficial Owner of any additional Common Shares (other than by means of a dividend made by the Company on the Common Shares outstanding or pursuant to a split, subdivision or other reclassification of the Common Shares undertaken by the Company or as a result of (x) the distribution of Common Shares or other Company securities (or the exercise thereof) in connection with the Second Amended Plan of Reorganization, dated July 1, 2003, of Metromedia Fiber Network, Inc., et al., as the same may be amended and supplemented (the “Bankruptcy Plan of Reorganization”), or (y) the granting to a member of the Board of Directors of Common Shares or options to purchase Common Shares or the vesting of Common Shares or options to purchase Common Shares held by a member of the Board of Directors (which options and/or Common Shares have been contributed by the member of the Board of Directors to such Person or the member of the Board of Directors is, or is an Affiliate or Associate of, such Person) ) and shall then beneficially own more than 15% of the Common Shares issued and outstanding, or (vi) an Excluded Stockholder (as hereinafter defined) and (B) no Person shall become an “Acquiring Person” or fail to qualify as an Excluded Stockholder either (i) as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares issued and outstanding, increases the proportionate number of Common Shares beneficially owned by such Person to 15% or more (or 20% or more in the case of an Excluded Stockholder, together with its Affiliates and Associates) of the Common Shares then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more (or 20% or more in the case of an Excluded Stockholder, together with its Affiliates and Associates) of the Common Shares then outstanding by reason of share purchases by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares without the prior consent of the Company and shall then Beneficially Own more than 15% (or 20% in the case of an Excluded Stockholder, together with its Affiliates and Associates) of the Common Shares then outstanding, then such Person shall be deemed to be an “Acquiring Person,” or (ii) as the result of the acquisition of Common Shares directly from the Company whether as a result of (x) the distribution of Common Shares or other Company securities (or the exercise thereof) in connection with the  Bankruptcy Plan of Reorganization or (y) the granting to a member of the Board of Directors of Common Shares or options to purchase Common Shares and/or the vesting of Common Shares or options to purchase Common Shares held by a member of the Board of Directors (which options and/or Common Shares have been contributed by the Director to such Person or the Director is, or is an Affiliate or Associate of, such Person)  or (z) otherwise; provided, however, that if a Person shall become the Beneficial Owner of 15%  or more (or 20% or more in the case of an Excluded Stockholder, together with its Affiliates and Associates) of the Common Shares then outstanding by reason of share purchases or issuances directly from the Company and shall, after that date, become Beneficial Owner of any additional Common Shares without the prior written consent of the Company and shall then Beneficially Own more than 15% (or 20% in the case of an Excluded Stockholder, together with its Affiliates and Associates) of the Common Shares then outstanding, then such Person shall be deemed to be an “Acquiring Person” or (iii) if the Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person” has become such inadvertently, and such Person divests, as promptly as practicable (as determined in good faith by the Board of Directors), following receipt of written notice from the Company of such event, of Beneficial Ownership of a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement; provided, however, that if such Person shall again become the Beneficial Owner of 15% or more (or 20% or more in the case of an Excluded Stockholder, together with its Affiliates and Associates) of the Common Shares then outstanding, such Person shall be deemed an “Acquiring Person,” subject to the exceptions set forth in this Section 1(a).

2.                                       Section 1(g) of the Rights Agreement is amended and restated to read in its entirety as follows:

(g)(i)   “Distribution Date” shall have the meaning set forth in Section 3(a) hereof.

(g)(ii)  “Excluded Stockholder” shall mean JGD Management Corp., a Delaware corporation (“JGD”); HFR ED Select Fund IV Master Trust, a trust organized under the laws of Bermuda; Lyxor/York Fund Limited, a limited company organized under the laws of Jersey, Channel Islands; Permal York Limited, a limited company organized under the laws of the British Virgin Islands; York Capital Management, L.P., a Delaware limited partnership; York Investment Limited, a corporation organized under the laws of the Commonwealth of The Bahamas; York Select, L.P., a Delaware limited partnership; York Credit Opportunities Fund, L.P., a Delaware limited partnership; York Credit Opportunities Unit Trust, a trust organized under the laws of the Cayman Islands; York Select Unit Trust, a trust organized under the laws of the Cayman Islands; York Global Value Partners, L.P., a Delaware limited partnership; York Enhanced Strategies Fund, LLC, a Delaware limited liability company, York Long Enhanced Fund, L.P., a Delaware limited partnership, and funds and accounts managed by JGD that hold any Company securities and the respective Affiliates and Associates of any of the foregoing (collectively, the “York Group”); provided, however, that, except as otherwise provided in the definition of “Acquiring Person,” none of the members of the York Group shall be an Excluded Stockholder if members of the York Group, individually or collectively, become the Beneficial Owner of 20% or more of the outstanding Common Shares without the prior written consent of the Company.

3.                                       All capitalized terms not defined in this Amendment shall have the meanings ascribed to such terms in the Rights Agreement.

4.                                       Except as amended pursuant to this Amendment, the Rights Agreement shall remain in full force and effect in accordance with its terms.

[Signature page to follow]

IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be duly executed, as of the day and year first above written.

ATTEST:		ABOVENET, INC.

/s/ Jill Sandford		By:	/s/ Robert Sokota
Name:	Jill Sandford		Name:	Robert Sokota
Title:	Assistant Secretary		Title:	Senior Vice President and General
Counsel

ATTEST:		AMERICAN STOCK TRANSFER & TRUST
COMPANY

/s/ Anthony J. Foti		By:	/s/ J. Wolf
Name:	Anthony J. Foti		Name:	J. Wolf
Title:	Account Administrator		Title:	Vice President